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                                                                   EXHIBIT 23(a)

                     [letterhead of KPMG Peat Marwick LLP]



The Board of Directors
Primex Technologies, Inc.:


We consent to incorporation by reference in the registration statement
(No. 333-       ) on Form S-8 above of Primex Technologies, Inc. of our report, dated February 13, 1997 relating to the consolidated balance sheets of Primex Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Primex Technologies, Inc.



                                       /s/ KPMG Peat Marwick LLP
                                       -------------------------
                                       KPMG Peat Marwick LLP



Tampa, Florida
August 7, 1997